                  DeGolyer and MacNaughton
              4925 Greenville Avenue, Suite 400
                      One Energy Square
                     Dallas, Texas 75206
                        March 3, 2004

Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640

Gentlemen:

     In  connection with the Annual Report on Form 10-K  for
the fiscal year ended December 31, 2003, (the Annual Report)
of  Berry Petroleum Company (the Company), we hereby consent to  (i) the use of and reference to our report dated January
27, 2004, entitled "Appraisal Report as of December 31, 2003 on Certain Properties owned by Berry Petroleum Company," our report  dated February 14, 2003, entitled "Appraisal  Report as  of December 31, 2002 on Certain Property Interests owned by  Berry  Petroleum Company," and our report dated February
25, 2002, entitled "Appraisal Report as of December 31, 2001 on  Certain  Property  Interests owned  by  Berry  Petroleum
Company," (collectively referred to as the "Reports"), under the  caption "Oil and Gas Reserves" in items 1 and 2 of  the
Annual   Report   and   under  the   caption   "Supplemental
Information   About   Oil   &   Gas   Producing   Activities
(Unaudited)"  in item 8 of the Annual Report; and  (ii)  the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the
Reports under such items; provided, however, that since  the
cash-flow   calculations  in  the  Annual   Report   include
estimated income taxes not included in the Reports,  we  are unable to verify the accuracy of the cash-flow values in the
Annual Report.

                              Very truly yours,

                           /s/DeGOLYER and MacNAUGHTON

                              DeGOLYER and MacNAUGHTON